Exhibit 10.1

FLOATING RATE SUBORDINATED NOTE

SERIES 2008-1

NOTE PURCHASE/LOAN AGREEMENT

dated as of September 19, 2008

between

SOUTH CAROLINA BANK AND TRUST, NATIONAL ASSOCIATION

as Issuer/Borrower

and

SUNTRUST BANK

as Purchaser/Lender

THIS SUBORDINATED CAPITAL NOTE PURCHASE/LOAN AGREEMENT (this “Agreement”) is made as of September 19, 2008, by and between SOUTH CAROLINA BANK AND TRUST, NATIONAL ASSOCIATION, a national banking association (the “Company” or the “Borrower”), as the issuer of the Floating Rate Subordinated Notes Series 2008-1 (the “Notes”) and the borrower thereunder, and SUNTRUST BANK, a Georgia banking corporation, as the purchaser of, and lender under, the Notes (“SunTrust” or the “Lender”).

W I T N E S S E T H:

The Company has requested SunTrust, and SunTrust has agreed, subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Company herein, and in the Notes and the other Transaction Documents to purchase the Notes and thereby lend the Company $15,000,000, which the Company will treat as Tier 2 capital for bank regulatory purposes.

In consideration of the premises, the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1                                   Definitions.  The following terms have the definitions shown below:

“1934 Act” means the Securities Act of 1934, as amended.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended, and any successor thereto.

“Borrower Parent” means SCBT Financial Corporation, a South Carolina corporation and any successor thereto, and any other Person that is a “company” that “controls” the Company for purposes of the BHC Act.

“Call Report” means, with respect to the Borrower, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Closing” means the closing of the transactions contemplated herein and in the Notes.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 9.2, and which, unless otherwise indicated, shall be the date of this Agreement.

“Federal Reserve Reports” shall mean the “Consolidated Financial Statements for Bank Holding Companies-FR Y-9C”, the “Parent Company Only Financial Statements for

Large Bank Holding Companies-FR Y-9LP”, or any successors thereto, and other reports required to be filed with the Federal Reserve by the Borrower Parent.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“OCC” means the Office of Comptroller of the Currency and any successor thereto.

“Transaction Documents” mean this Agreement, the Notes, and any and all other instruments, agreements, documents and writings delivered at Closing in connection with any of the foregoing.

“Material Adverse Effect” means any event, action, omission or condition that (i) has had or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), earnings, cash flows, business or prospects of the Company and whether or not arising in the ordinary course of business, (ii) has had or is reasonably likely to have a material adverse effect on the Notes, the rights of Holders of the Notes or the consummation or performance of the Transactions, (iii) would limit or prevent the Notes from being included and recognized by all applicable Governmental Authorities as Tier 2 capital for all purposes to the fullest extent provided by the last sentence of Section 2(b)(4) of Appendix A to 12 CFR Part 3, (iv) questions the validity or enforceability of any Transaction Document, or (v) seeks to restrain, enjoin, limit or prohibit the execution, delivery or performance of any of the Transactions Documents or any of the Transactions.

“NASDAQ” means National Association of Securities Dealers Automated Quotation System.

“Maturity Date” means September 30, 2015, unless the maturity of the Notes is accelerated in accordance with the terms of the Notes to an earlier date.

Section 1.2                                   Terms Generally.  All capitalized terms used in the Notes, and the Interpretative Provisions of Exhibit 1 to the Notes are incorporated herein by reference in full and shall apply to this Agreement.

ARTICLE II

AMOUNT AND TERMS OF THE SUBORDINATED TERM LOAN

Section 2.1                                   Subordinated Term Loan and Subordinated Notes.  Subject to the terms and conditions set forth herein, the Lender agrees to purchase the Notes from the Borrower on the Closing Date and thereby extend to the Borrower a loan in the principal amount of FIFTEEN MILLION DOLLARS AND NO/100 ($15,000,000).

Section 2.2                                   Terms of Notes.  The terms of the Notes are hereby incorporated by reference into this Agreement in full.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower and the Borrower Parent jointly and severally represents and warrants to the SunTrust as follows:

Section 3.1                                   Organization; Authority.  The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has the full corporate power and authority to own, lease and operate its properties, to own its Subsidiaries, if any, to issue the Notes, to conduct its business as presently conducted and as described in the Borrower Parent’s latest SEC Reports on Forms 10-K and 10-Q, and to enter into and perform its obligations under this Agreement, the Notes and the other Transaction Documents.  The Borrower Parent is a bank holding company, and it has been duly approved by and is registered with, the Federal Reserve as a bank holding company under the BHC Act, and with all other federal or state regulatory authorities that require registration or Approval of the Borrower Parent as a holding company (“Other Banking Approvals”) owning or controlling its Subsidiaries.  The Company has all necessary authorizations, approvals, registrations, qualifications, orders, licenses, certificates, decrees, consents and permits (collectively, “Approvals”) needed to conduct its business, to own its Subsidiaries, to issue the Notes, to conduct its business as presently conducted to enter into and perform its obligations under this Agreement and the other Transaction Documents, and to include the full amount of such Notes as Tier 2 capital for all regulatory purposes to the fullest extent provided by the last sentence of Section 2(b)(4) of Appendix A to 12 CFR Part 3, except to the extent that the failure to obtain any such Approval has not had and is not reasonably likely to have a Material Adverse Effect.  The Company has duly authorized and outstanding capital stock as set forth in the information provided to SunTrust, all of its outstanding shares of capital stock (“Company Shares”) have been duly authorized and validly issued and are fully paid and non assessable (except to the extent that shares may be assessable under applicable federal or state banking Laws), and none of the outstanding Company Shares was issued in violation of any preemptive or similar rights of any shareholder of the Company.  The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction where it owns or leases property or transacts business, and where such qualification is necessary, except to the extent that the failure to so qualify or to be in good standing has not had and is not reasonably likely to have a Material Adverse Effect.

Section 3.2                                   No Conflicts.  The execution, delivery and performance of the Transaction Documents to which the Company is a party, and the consummation of the Transactions:

(a)                                  do not require any consent or Approval under, do not and will not conflict with, constitute a breach of, or a default or an event, which with notice, lapse of time or both would be a default under, an event or condition that gives any person the right to require the repurchase, redemption or repayment of all or a portion of any note, debenture or other indebtedness of the Company (each a “Repayment Event”); and

(b)                                 will not result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries, under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument (“Contract”) to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of any of them is subject, except for a conflict, breach, default, event or Lien which does not have and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, nor will any such action result in any violation of any applicable Law or Approval, except for those violations which, individually or in the aggregate are not reasonably expected to have a Material Adverse Effect.

Section 3.3                                   Financial Statements.

(a)                                  The audited consolidated financial statements, including the notes and schedules thereto, of the Borrower Parent, as of and for the last full three years (the “Annual Financial Statements”) and the interim unaudited consolidated financial statements of the Borrower Parent, as of and for the latest interim periods and the corresponding interim periods of the immediately preceding year, (the “Interim Financial Statements”, and collectively with the Annual Financial Statements, the “Financial Statements”) provided to SunTrust have been prepared in accordance with GAAP.  The Borrower Parent’s Financial Statements conform to the requirements of the 1934 Act and all applicable United States Securities and Exchange Commission (“Commission”) rules and regulations.  All Financial Statements of the Company and the Borrower Parent fairly present in all material respects in accordance with GAAP the consolidated financial condition, earnings, cash flows and changes in shareholders’ equity as of the dates and for the periods therein specified, subject, in the case of Interim Financial Statements, only to normal recurring year-end audit adjustments that are not material, and each has been certified as required by applicable Law.

(b)                                 The Company’s most recent principal and quarterly Call Reports, and any such subsequent reports, have been provided to the Lender, and the information therein fairly presents in all material respects the financial position and results of operation of the Company and its Subsidiaries, and the Borrower Parent and its Subsidiaries, respectively, as of such date and for such periods.

(c)                                  All of the Borrower Parent’s Federal Reserve Reports, including those on Federal Reserve Forms FRY-9 C and FRY-9LP and the various schedules and subreports thereunder, for the last full year and any subsequent interim periods conform in all material respects to the Federal Reserve’s requirements for such reports, and all of the Company’s Call Reports submitted to its primary federal regulators conform in all material respects to the Federal Financial Institutions Examination Council’s (“FFIEC”) requirements for Call Reports, and all such Federal Reserve Reports and Call Reports are accurate and complete in all material respects and fairly present in all material respects the reporting entity’s financial condition, earnings, cash flows (to the extent a statement of cash flows is included pursuant to the requirements of such form) and changes in shareholders’ equity as of the dates and for the periods shown are not inconsistent with the Financial Statements and the Interim Financial Statements as of and for the corresponding dates and periods.

(d)                                 Since the respective dates as of which information is included in the most recent Financial Statements, Interim Financial Statements, Federal Reserve Reports and Call Reports, and except as specifically disclosed in Schedule A attached hereto, there has not been (i) any event, action, omission or condition that has had a Material Adverse Effect, (ii) any transactions entered into by the Company, other than in the ordinary course of business, that are material to the Company, (iii) except for regular quarterly cash dividends on the Company’s common stock in the ordinary course of business, the distribution of up to $8 million from the Company to the Borrower Parent as referenced in Section 4.3 below, and dividends paid by any Subsidiary to the Company, including increases, consistent with past practice, any dividend or distribution of any kind declared, paid or made by the Company on its capital stock, nor (iv) any other event, action, omission or condition that is reasonably likely to have a Material Adverse Effect, acknowledging that Lender is aware of the Company’s holdings of preferred shares of the Federal Home Loan Mortgage Corporation as described in the Form 8-K filed with the Commission by the Borrower Parent on September 9, 2008.

Section 3.4                                   Litigation Matters.  There is no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities pending, or, to the knowledge of the Borrower, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.5                                   Compliance with Laws and Agreements.  Each of the Company and each of its Subsidiaries and the Borrower Parent is in compliance with all applicable Laws, and all commitments to, all applicable Governmental Authorities, and all Approvals, except for those violations of which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.6                                   Regulatory Enforcement Matters.  None of the Company, the Borrower Parent or any of their respective Subsidiaries, nor any of their respective officers, directors, employees or representatives, is subject or is party to, or has received any written notice from any Governmental Authority that any of them is or expected to be a subject of or party to any investigation with respect to, any cease-and-desist order, agreement, civil monetary penalty, bar or suspension from the securities investment or banking businesses, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Governmental Authority that, in any such case, currently restricts in any material respect the conduct of their business or that in any material manner relates to their capital adequacy, the payment of or any restriction upon, the payment of dividends, distributions or payments (other than as imposed by Law, generally), their credit policies, their management or their business (each, a “Regulatory Action”), nor has the Company or any of its Subsidiaries or the Borrower Parent been advised by any Governmental Authority that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries

(including the Borrower), except where such unresolved violation, criticism or exception would not, singly or in the aggregate, have a Material Adverse Effect.

Section 3.7                                   Investment Company Act.  Neither the Borrower nor the Borrower Parent is an “investment company”, as defined in, or subject to registration or regulation under, the Investment Company Act of 1940, as amended.

Section 3.8                                   Taxes.  Each of the Company, the Borrower Parent and their respective Subsidiaries has filed all federal, state, local and foreign tax returns that are required to be filed or has duly requested extensions thereof and has paid all taxes required to be paid by any of them and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings; and adequate charges, accruals and reserves have been provided for in the Financial Statements or Interim Financial Statements in respect of all federal, state, local and foreign taxes, including for all periods and amounts as to which the tax liability of the Company, the Borrower Parent or their respective Subsidiaries is being contested, has not been finally determined or remains open to examination by applicable taxing authorities and where such taxes have not become due and payable.

Section 3.9                                   Disclosure.  The Company has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Company, the Borrower Parent or any of the Borrower Parent’s Subsidiaries is subject or bound, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the Call Reports, Federal Reserve Reports or any reports that the Borrower Parent is required to file with the Commission, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Transaction Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished or filed) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 3.10                            Capital.  On the Closing Date, each of the Borrower and the Borrower Parent, and each depository institution Subsidiary of the Borrower Parent, is “well-capitalized” for all bank regulatory purposes.

Section 3.11                            FDIC Insurance.  The deposits of the Borrower are insured by the FDIC to the fullest extent permitted by Law, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Borrower, threatened.

Section 3.12                            OFAC.  None of the Company or the Borrower Parent, nor any of their respective Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially

Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.13                            Patriot Act, Etc.  Each of the Company, the Borrower Parent and their respective Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR,. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).  No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.14                            Certificates.  No filing with, or Approval of, any Governmental Authority, other than those that have been made or obtained and which remain in full force and effect (and filings that are required to be made with the OCC and the Commission pursuant to Section 4.4 below, which will be timely made after the Closing), is necessary or required for the execution delivery and performance of the Transaction Documents by the Company in connection with the issuance and sale of the Notes or the consummation of the Transactions.  The Company is not required to obtain approval from any Governmental Authorities having jurisdiction over the Company and the Transactions of its intent to engage in the Transactions, and the Notes meet the requirements of 12 CFR 3, Appendix A, section 2(b)(4), and comply with the requirements under 12 CFR 5.47, Subordinated debt as capital, and other relevant Government Authorities rules and regulations. The Company has no reason to believe that the Notes will not be treated as Tier 2 capital.  The Company shall confirm such matters in an officers’ certificate delivered to SunTrust at the Closing.

ARTICLE IV

COVENANTS

The Borrower covenants and agrees that so long as any amount is owed under the Notes:

Section 4.1                                   Financial Statements and Other Information.  The Company will deliver to the Lender:

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower Parent, a copy of the annual audited report for such fiscal year for the Borrower Parent and its Subsidiaries, containing a consolidated balance sheet and the related consolidated statements of income, of shareholders’ equity and comprehensive income, and of cash flows (together with all footnotes thereto), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of regionally recognized standing registered with the Public Company Accounting Oversight Board (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated basis of the Borrower Parent and its Subsidiaries for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a) may be fulfilled by providing to the Lender the report of the Company to the Commission on Form 10-K for the applicable fiscal year;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower Parent, an unaudited balance sheet of the Borrower Parent and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower Parent and its Subsidiaries on a consolidated basis for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower Parent’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower Parent as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) may be fulfilled by providing to the Lender the report of the Company to the Commission on Form 10-Q for the applicable fiscal quarter;

(c)                                  upon filing and not later than the respective due dates, copies of the Borrower Parent’s Federal Reserve Reports and copies of the Borrower’s Call Report;

(d)                                 promptly upon filing or becoming available (and without charge to SunTrust or any Holder) deliver copies of (i) all other publicly available reports or other publicly available information that the Borrower Parent mails or otherwise makes available to its shareholders and holders of securities, (ii) all reports, financial statements and proxy or information statements filed by the Borrower Parent with the Commission, NASDAQ or any other securities exchange, and (iii) other nonconfidential information concerning the Company, the Borrower Parent or their respective Subsidiaries as reasonably requested by SunTrust or any Holder, including press releases, analysts’ reports and communications with holders of Company or Subsidiary securities; and

(e)                                  all amendments of the foregoing and all supplements and schedules to the foregoing.

Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), and 5.1(d) that are filed with, or furnished to, the Commission electronically shall be deemed to have been delivered to the Lender on the date (i) on which the Borrower Parent posts such documents or provides a link thereto on the Borrower Parent’s website on the internet at the website address set forth in Section 6.1; provided, that (A) the Borrower shall deliver paper copies of such documents to the Lender if the Lender so requests in writing until a further written notice is received by the Borrower from the Lender to cease delivering paper copies and (B) the Borrower shall notify the

Lender of the posting of any such documents on the website referred to in clause (i) immediately above.

Section 4.2                                   Notices of Material Events.  The Borrower will furnish to the Lender prompt written notice of the following:

(a)                                  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Company, affecting the Company, the Borrower Party or any of their respective Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

(b)                                 any material investigation of the Company, the Borrower Parent, or any of their respective Subsidiaries by any Governmental Agency having regulatory authority over the Company or any such Subsidiaries (other than routine examinations of the Borrower and/or any such Subsidiary);

(c)                                  the issuance of any cease and desist order, written agreement, cancellation of insurance or other public enforcement action by any Governmental Authority having regulatory authority over the Company or any Subsidiary;

(d)                                 the issuance of any memorandum of understanding or enforcement or regulatory action (formal or informal) by or from any Governmental Authority having regulatory authority over the Company or any Subsidiary, to the extent that the Company or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents);

(e)                                  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a responsible officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4.3                                   Use of Proceeds.  The Borrower will use the proceeds from the sale of the Notes for general working capital purposes and regulatory capital.  No part of the proceeds from the sale of the Notes, whether directly or indirectly, will be used by the Borrower, the Borrower Parent, or their affiliates for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  The Borrower may distribute up to $8 million of the proceeds from the sale of the Notes to Borrower Parent, provided Borrower Parent immediately contributes all such amounts into the equity capital accounts of its other wholly-owned bank subsidiaries, and merges such bank subsidiaries with and into Borrower by no later than March 31, 2009.  Borrower Parent represents, warrants and covenants that it will and will cause the Borrower and its other bank subsidiaries to perform this covenant timely.

Section 4.4                                   OCC Notice; Current Report on Form 8-K.  Promptly following the Closing, but in no event more than ten days after the Closing Date, the Borrower shall provide notice to OCC of the Borrower’s issuance of the Notes, which notice shall include the information required by, and otherwise be made in compliance with, 12 C.F.R. §5.47(g) and 12 C.F.R. § 16.7(3).  Following the Closing, Borrower Parent shall promptly and timely file with the Securities and Exchange Commission a Current Report on Form 8-K reporting the entry into this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE V

CONDITIONS PRECEDENT TO NOTES PURCHASE

Section 5.1                                   Conditions To Purchasing the Notes.  The obligations of SunTrust to purchase the Notes and extend credit to the Borrower thereunder is subject to the receipt by SunTrust of the following documents in form and substance reasonably satisfactory to SunTrust:

(a)                                  this Agreement duly executed and delivered by the Borrower;

(b)                                 the Note substantially in the form of Exhibit A hereto duly executed and delivered by the Borrower;

(c)                                  a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its articles of association, bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Transaction Documents and certifying the name, title and true signature of each officer of the Borrower authorized to execute the Transaction Documents;

(d)                                 a certificate of existence issued by the Office of the Comptroller of the Currency dated not more than five (5) Business Days prior to the Closing Date;

(e)                                  a favorable written opinion of Nelson Mullins Riley & Scarborough LLP, counsel to the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Transaction Documents and the transactions contemplated therein as the Lender shall reasonably request;

(f)                                    a certificate of Borrower, signed by the Chief Executive Officer or the Chief Operating Officer and Chief Financial Officer or Treasurer of the Borrower,  certifying that:  (a) all representations and warranties of the Borrower herein shall be true and correct in all material respects on and as of the Closing Date, both before and immediately after giving effect to this Agreement, and (b) since December 31, 2007, there has been no change in the condition (financial or other), earnings, business, prospects or assets of the Borrower and its Subsidiaries that is likely to have a Material Adverse Effect; and

(g)                                 a certificate of Borrower Parent, signed by the President and Chief Executive Officer or the Chief Operating Officer and Chief Financial Officer or Treasurer of the Borrower Parent, certifying that all representations and warranties of the Borrower Parent and its Subsidiaries herein shall be true and correct in all material respects on and as of the Closing Date, both before and immediately after giving effect to this Agreement; and

(h)                                 the payment of the placement fee owed to SunTrust Robinson Humphrey, Inc. in the amount of $187,500.

ARTICLE VI

MISCELLANEOUS

Section 6.1            Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or reliable overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	South Carolina Bank and Trust, National Association 520 Gervais Street Columbia, South Carolina 29201

To the Lender:	SunTrust Bank 303 Peachtree Street, 3rd Floor Atlanta, Georgia 30308

Notices sent by hand or reliable overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section 6.1.  With respect to any communications delivered or furnished by electronic communication under Section 6.1, (i) such communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such communications are not sent during the normal business hours of the recipient, such communications shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii)  communications posted to an internet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such communication is available and identifying the website address therefor.

(b)                                 Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice.

Section 6.2            Waiver; Amendments.

(a)                                  No failure or delay by the Lender in exercising any right or power hereunder under the Notes or any other Transaction Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies provided by law.

(b)                                 No amendment or waiver of any provision of this Agreement or the other Transaction Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender in the case of a waiver by the Lender and the Borrower in the case of a waiver by the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 6.3            Expenses; Indemnification.

(a)                                  The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Notes, this Agreement and other Transaction Documents and any amendments, modifications or waivers thereof (whether or not the Transactions contemplated in this Agreement, the Notes or any other Transaction Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Notes or the other Transaction Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Notes.

(b)                                 The Company agrees to indemnify and hold harmless SunTrust and its Affiliates and its directors, officers, employees, agents, representatives, and each person or entity who controls SunTrust and its Affiliates within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act, and their respective heirs, and personal and legal representatives of such individuals, against any and all costs, losses, expenses, claims, damages or liabilities, joint, several, or individual actions, investigations or proceedings of any nature (“Claims”), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, all as incurred which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower, the Borrower Parent or their respective Subsidiaries or successors or any other Person, arising out of, in connection with or as a result of (i) the authorization, issuance or sale of the Notes the execution, delivery or performance of this Agreement, the Notes or any other Transaction Document, the performance by the Parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby or by the Notes or any other Transaction Document, (ii) any actual or proposed use of the proceeds from the issuance and sale of the Notes, or (iii) any actual or prospective Claim or relating to any of the foregoing, whether brought by the Borrower, the Borrower Parent or any of their respective Affiliates or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto, provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  Promptly after receipt by an Indemnified Person of notice of the commencement of any Claim, such Indemnified Person will, if a claim in respect thereof is to be made against the Company under this Section 6.3, notify the Company in writing of the commencement thereof; but the failure to so notify the Company shall not relieve the Company from any liability hereunder, except and to the extent it is materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 6.3, except to the extent that the failure to so notify the other party is a defense to such other liability.

(d)                                 The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to the Notes, this Agreement and any other Transaction Document, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(e)                                  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Transaction Document, the transactions contemplated herein or therein, the Notes or the use of proceeds thereof.

(f)                                    All amounts due under this Section shall be payable promptly after written demand therefor.

Section 6.4            Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the Lender (and any attempted assignment, delegation or transfer by the Borrower without such consent shall be null and void).

(b)                                 The Lender is purchasing the Notes without any view to “distribution” of such Notes within the meaning of the Securities Act. The Lender may at any time sell some or all the Notes, or participations or assignments in all or a portion of its rights and obligations under this Agreement, the Notes and the other Transaction Documents, provided any such transfer shall be made in a manner that does not require the Company to register the Notes under the Securities Act, the Disclosure Rules, or any applicable state securities or blue sky laws.  Any Holder of Notes shall be deemed to have all the same rights granted to SunTrust hereunder and under the Notes and other Transaction Documents.

Section 6.5            Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed entirely in the State of New York, without regard to the conflict of laws provisions thereof other than Section 5-1401 of the New York General Obligations Law.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court.  Each of the parties hereto agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Nothing in this Agreement or any other Transaction Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement, then Notes or any other Transaction Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 6.1.  Nothing in this Agreement or in any other Transaction Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 6.6            WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 6.7            Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all such counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Notes the other Transaction Documents, and any separate letter agreement(s) relating to any fees payable to the Lender or any of its Affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 6.8            Survival.  All covenants, agreements, representations and warranties made by the Borrower and the Borrower Parent herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the purchase of the Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Notes or any other amount payable or obligation under this Agreement or the Notes is outstanding and unpaid.  The provisions of Section 6.3, 6.5 and 6.6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of all of Borrower’s obligations, or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement or the Notes shall survive the execution and delivery of this Agreement, the Notes  and the other Transaction Documents, and the issuance and sale of the Notes.

Section 6.9            Severability.  Any provision of this Agreement or any other Transaction Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10         Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

SOUTH CAROLINA BANK AND TRUST, NATIONAL ASSOCIATION

By	/s/ John C. Pollok
	Name:	John C. Pollok
	Title:	Chief Financial Officer

[SEAL]

SUNTRUST BANK

By	/s/ Susan M. Thigpen
	Name:	Susan M. Thigpen
	Title:	Director

Joined in by SCBT Financial Corporation solely as to the representations, warranties, and covenants made by the Borrower Parent and executed under seal by its undersigned duly authorized officer as of the day and year first above written.

SCBT FINANCIAL CORPORATION

By	/s/ John C. Pollok
	Name:	John C. Pollok
	Title:	Chief Financial Officer

[SEAL]

Schedule A

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.  THIS NOTE IS NOT INSURED OR GUARANTEED BY ANY GOVERNMENT AGENCY.

THIS NOTE IS SUBORDINATED TO CLAIMS OF DEPOSITORS, IS UNSECURED, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN BY SOUTH CAROLINA BANK AND TRUST, NATIONAL ASSOCIATION (THE “COMPANY”). THE NOTE IS ALSO JUNIOR AND SUBORDINATED TO SENIOR DEBT (AS DEFINED HEREIN) WHETHER NOW EXISTING OR HEREAFTER CREATED, WHICH INCLUDES ALL INDEBTEDNESS OWED BY THE COMPANY TO ITS SECURED AND GENERAL CREDITORS.

THIS NOTE (OR ITS PREDECESSOR) IS EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND IS BEING ISSUED IN A TRANSACTION NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION.  ACCORDINGLY, THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND HAS NOT BEEN REGISTERED OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES OR BLUE SKY LAWS. THE ISSUANCE OF THIS NOTE IS EXEMPT FROM THE REQUIREMENTS OF SECTION 16.3 OF THE SECURITIES OFFERING DISCLOSURE RULES OF THE OFFICE OF COMPTROLLER OF THE CURRENCY (“OCC”) SET FORTH AT PART 16 OF TITLE 12 OF THE CODE OF FEDERAL REGULATIONS (THE “DISCLOSURE RULES”).

THIS NOTE MUST BE ISSUED IN MINIMUM DENOMINATIONS OF $250,000 AND MAY NOT BE EXCHANGED OR TRANSFERRED FOR NOTES OR DEBENTURES OF THE COMPANY IN SMALLER DENOMINATIONS.

SOUTH CAROLINA BANK AND TRUST, NATIONAL ASSOCIATION

FLOATING RATE SUBORDINATED NOTE

SERIES 2008-1

DATED AS OF SEPTEMBER 19, 2008

U.S. $15,000,000.00	No.-001-

FOR VALUE RECEIVED, South Carolina Bank and Trust, National Association, a national banking association (the “Company”), hereby promises to pay to SunTrust Bank (“SunTrust”) at its offices at 303 Peachtree Street, Atlanta, GA 30308 or to any Holder or Holders at any other place as SunTrust or such other Holders may from time to time designate the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) on September 30, 2015

(the “Maturity Date”) and to pay interest thereon in arrears on each of March 31, June 30, September 30, and December 31 of each year, including the Maturity Date, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date, beginning on December 31, 2008, as provided below.

1.             Interest.

(a)           The interest rate for the initial interest period from the date of disbursement of funds hereunder to September 30, 2008 shall be 6.7038% per annum. Thereafter, the interest rate on the outstanding principal amount of this Note and any successor Note or Notes (the “Notes”) at the rate equal to three-month LIBOR, as in effect for each Interest Reset Period (as defined below), plus 3.50% per annum from September 30, 2008 until the Maturity Date.  Interest will be computed and paid on the basis of a 360-day year and the actual number of days elapsed in the relevant interest period.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.  Interest shall also be due and payable when these Notes shall become due and payable (whether at maturity or otherwise as provided herein).  The Company shall pay interest on overdue principal and interest to the extent all obligations of the Company hereunder are not paid in full at maturity of this Note, to the extent lawful and then permitted by OCC and Federal Reserve rules then applicable to subordinated capital notes includible within Tier 2 capital, at a rate per annum equal to the interest rate applicable from time to time plus 2% per annum (“Default Interest”).  All Default Interest shall be payable on demand.  For purposes of payment of interest by the Company, three-month LIBOR in respect of each Interest Payment Date shall be determined by SunTrust in accordance with the provisions of the Notes.

(b)           The “LIBOR Determination Date” is the second London business day prior to the “Interest Reset Date”, which shall be the same date as each Interest Payment Date.  On each LIBOR Determination Date, SunTrust as calculation agent hereunder (the “Calculation Agent”) will determine LIBOR for the period (the “Interest Reset Period”) beginning on such Interest Reset Date through the day immediately preceding the next succeeding Interest Reset Date, as follows: SunTrust, as the Calculation Agent will determine the offered rates for three-month U.S. Dollar deposits in the London interbank deposit market, commencing on such Interest Reset Date, which are specified on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Calculation Agent that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) LIBOR Business Days prior to each Interest Reset Date; provided, that if no such offered rate appears on such page, the rate used will be the per annum rate of interest determined by SunTrust, as the Calculation Agent, to be the rate at which deposits in U.S. Dollars for a three-month period are offered to SunTrust in the London interbank deposit market as of 10:00 A.M. (Atlanta, Georgia time), on the day which is two (2) LIBOR Business Days prior to each Interest Reset Date. If Reuters Screen LIBOR01 is replaced by another page, or if the Reuters service is replaced by a successor service, then LIBOR means the replacement page or service selected by SunTrust to display the London interbank offered rates of three major New York City banks selected by SunTrust.  Rates quoted must be based on a principal amount of at least U.S. $1,000,000.  If fewer than three New York City banks selected by SunTrust are quoting rates, LIBOR for such Interest Reset Period will be determined as of the last LIBOR Business Day

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preceding the LIBOR Determination Date on which three-month LIBOR can be determined from the Reuters Screen LIBOR01 Page.

The foregoing provisions of Section 1 notwithstanding, and regardless of whether SunTrust is a Holder of any of or all the Notes and prior to any Interest Reset Date, SunTrust, as the Calculation Agent, shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the relevant London interbank deposit market, adequate means do not exist for ascertaining LIBOR, or (b) LIBOR does not adequately and fairly reflect the cost to SunTrust of maintaining the funding for the Notes, SunTrust, as the Calculation Agent, shall give written notice (or telephonic or facsimile notice, promptly confirmed in writing) to the Company and the other Holders of Notes, if any, as soon as practicable thereafter.  Until SunTrust notifies the Company that the circumstances giving rise to such notice no longer exist, interest on the Note shall be calculated at the Base Rate, as in effect from time to time, plus 1.00% per annum.

(c)           If any change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by SunTrust hereunder, including the full principal amount of the Note and any accrued but unpaid interest and Default Interest, if any; or

(ii)           impose on SunTrust or the London interbank deposit market any other condition affecting this Note and the result of the foregoing is to increase the cost to SunTrust of maintaining the full amount provided to the Company hereunder or to reduce the amount received or receivable by SunTrust hereunder (whether of principal, interest or any other amount), then the Company shall promptly pay, upon written notice from and demand by SunTrust, for and on behalf of itself and any other Holder, within five (5) LIBOR Business Days after the date of such notice and demand, such additional amount or amounts sufficient to compensate SunTrust for such additional costs incurred or reduction suffered.

If SunTrust as Calculation Agent shall have determined that on or after the date of this Agreement any change in Law regarding capital requirements has or would have the effect of reducing the rate of return on SunTrust’s capital (or on the capital of any parent company of SunTrust) as a consequence of its obligations hereunder to a level below that which SunTrust or any SunTrust or the Holder’s parent company could have achieved but for such change in Law (taking into consideration the policies of SunTrust and its parent companies with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Company of written demand by SunTrust, the Company shall pay to SunTrust and the other Holders, if any, such additional amounts as will compensate SunTrust for any such reduction suffered.

A certificate of SunTrust setting forth the amount or amounts necessary to compensate SunTrust shall be delivered to the Company and shall be conclusive, absent manifest error.  The Company shall pay Holders such amount or amounts within 10 days.  Any failure or delay on the part of SunTrust to demand compensation pursuant to this Section shall not constitute a waiver

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of Holders’ right to receive, and the Company’s obligation hereunder to pay, such compensation.  Any additional compensation due hereunder as a result of this Section shall be paid to Holders of Notes pro rata to the principal amount of Notes held by each of them.

(d)           In no event shall the amount of interest due or payable hereunder or any other fees or charges exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Company or inadvertently received by any Holder, then the Holder promptly upon such determination shall return such excess sum.  It is the express intent hereof that the Company not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Company under applicable law.

2.             Method of Payment.  The Company will pay all accrued and unpaid interest on this Note, except as to Default Interest, to SunTrust and any other Holders, at the close of business on the day immediately preceding the Interest Payment Date, even if this Note is to be assigned or redeemed immediately after the Interest Payment Date, and on or before such Interest Payment Date, as provided herein with respect to Default Interest.  The Notes will be payable by wire transfer of immediately available funds with respect to principal of, and interest (including Default Interest, if any) on, all Notes the Holders of which have $500,000 or more principal amount of such Notes and who have provided appropriate wire transfer instructions to the Company.  Such payment shall be made in such lawful coin and currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  All payments on the Notes shall be applied first to accrued interest and the balance, if any, to principal.  The Company’s obligations to pay the principal of, and interest (including Default Interest) on, the Notes shall be evidenced by the Notes and the records of SunTrust.  The calculations of the interest rate and entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of, and payments by, the Company therein recorded; provided, that the failure or delay of SunTrust in maintaining or making such records or any error therein shall not in any manner affect the obligation of the Company to pay the principal of, and interest (including Default Interest) in accordance with the terms of the Notes.

3.             Form and Dating.  The Notes may have notations, legends or endorsements required by law and agreements to which the Company is subject.  The Notes shall be issued initially in minimum denominations of $250,000 and integral multiples thereof, and may be transferred only in minimum denominations of $250,000 and integral multiples thereof.

4.             Redemption.  The Company shall have the option, but not the obligation, to redeem the Notes in full, or in part in the minimum amount of $1,000,000 each, on any Interest Payment Date upon not less than 30 days’ prior notice to all Holders at any time prior to the Maturity Date upon full payment of such principal amount and interest (including Default Interest, if any) without any premium, subject to OCC approval or any approval required by its then applicable regulators, if such approval is then required under relevant laws and regulations. In such case, all of the Company’s obligations under the Notes shall terminate.

5.             Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.  The Notes or any interest therein may be assigned or otherwise transferred by the registered Holders thereof, provided any such transfer shall be made in a

4

manner that does not require the Company to register the Notes under the Securities Act, the Disclosure Rules, or any applicable state securities or blue sky laws.  The Company shall register any assignment or transfer of the Notes promptly upon receipt of a completed Assignment Form as attached hereto and confirmation from, a registered Holder of compliance herewith.

6.             Amendment, Supplement and Waiver.  Subject to certain exceptions hereinafter set forth, the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or interest (including Default Interest, if any), if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes, may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange for Notes).  Without the consent of any Holder of a Note, the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to the Holders of the Notes in the case of a merger, consolidation or sale of all or substantially all of the assets of the Company, or to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Notes of any such Holder.

7.             Subordination.

(a)           The indebtedness of the Company evidenced by the Notes, including the principal and interest (including Default Interest, if any), shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, the Federal Deposit Insurance Corporation (“FDIC”), and any rights acquired by the FDIC as a result of loans made by the FDIC to the Company or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC 1823(c), (d) or (e), whether now outstanding or hereafter incurred. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or interest (including Default Interest, if any), on the Notes. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holders, of the Notes, together with any obligations of the Company ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on the Note according to its terms.

(b)           In addition, upon or in the event of any distribution to creditors of the Company (i) in a total or partial liquidation or dissolution of the Company; (ii) in a bankruptcy,

5

reorganization, insolvency, receivership, conservatorship or similar proceeding relating to the Company or its property; (iii) in an assignment for the benefit of creditors of the Company; or (iv) in any marshalling of the Company’s assets and liabilities:

(i)            holders of Senior Debt shall be entitled to receive payment in full in cash of all Obligations due or to become due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rates specified in the applicable Senior Debt) before the Holders of Notes shall be entitled to receive any payment or distribution with respect to the Notes or on account of any Claim; and

(ii)           until all Obligations with respect to Senior Debt (as provided in the immediately preceding paragraph (i)) are paid in full in cash, any payment or distribution (including any payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes) to which the Holders of Notes would be entitled but for this Section 7 shall be made to holders of Senior Debt;

except that, in either case, Holders of Notes may receive payments and other distributions made from any fund held in trust for the benefit of Holders of the Notes.

(c)           The Company may not make any payment or distribution (including any payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes) to any Holder of Notes in respect of Obligations or Claims with respect to the Notes and may not acquire from any Holder of Notes any Notes for cash or property (except that Holders of Notes may receive payments and other distributions made from any funds held in trust for the benefit of Holders of the Notes), until all principal, interest and other Obligations with respect to the Senior Debt have been paid in full in cash if:

(i)            a default occurs in the payment when due of the principal of, interest on, or any other Obligation with respect to, any Senior Debt;

(ii)           a default, other than a payment default, occurs and is continuing with respect to any Senior Debt that permits the holders of Senior Debt as to which such default relates to accelerate its maturity and the Company receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Senior Debt.

The Company may and shall resume payments on, and distributions in respect of, the Notes and may acquire them upon:

(x)            in the case of a default referred to in Section 7(c)(i), hereof, the date on which such default is cured or waived in accordance with the terms of such Senior Debt; or

(y)           in the case of a default referred to in Section 7(c)(ii) hereof, the earlier of (1) the date on which such default is cured or waived in accordance with the terms of such Senior Debt, or (2) 179 days after the date on which the applicable Payment

6

Blockage Notice is received by the Holders, unless the maturity of any Senior Debt has been accelerated.

If the Holders receive any such Payment Blockage Notice, no new Payment Blockage Notice shall be delivered pursuant to this Section 7 unless and until:

(i)            360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(ii)           all scheduled payments of principal of, premium, if any, and interest on the Notes that have come due have been paid in full in cash.

Further, no nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holders shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

(d)           If payment of the Notes is accelerated because of the occurrence of an Event of Default, then the Company shall cooperate to promptly notify each Representative or, if there is no Representative, each holder of Senior Debt of the acceleration; provided, however, that so long as any Senior Debt is outstanding, any such acceleration shall not become effective, and the Company shall not make, and the Holders of Notes may not accept or receive, any payment with respect to the Notes until the day which is five (5) Business Days after the receipt by Representatives of Senior Debt of written notice of acceleration.  Thereafter, the Company may make payments with respect to the Note in accordance with the terms of the Notes.

(e)           In the event that any Holder of Notes receives any payment or distribution with respect to the Notes at a time when such Holder, as applicable, has actual knowledge that such payment or distribution is prohibited by Section 7 hereof, such payment or distribution shall be held by such Holder, in trust for the benefit of, and shall be segregated from other funds and property of such Holder of Notes and be paid forthwith over and delivered in the same form as received (with any necessary endorsement), upon written request, to, the trustee of the Senior Debt or the related Holders or their Representatives, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

(f)            With respect to the holders of Senior Debt, the Holders (and each Trustee or Representative, if any, on behalf of such Holders) undertake to perform only such obligations on the part of the Holders as are specifically set forth in this Section 7, and no implied covenants or obligations with respect to the holders of Senior Debt shall be construed or implied into this Note against the Holders of Notes.  The Holders of Notes shall not be deemed to owe any fiduciary or other duty to the holders of Senior Debt, and shall not be liable to any such holders for any payment or distribution to or on behalf of Holders of Notes or the Company or any other Person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Section 7, except if such payment is made as a result of the willful misconduct or gross negligence of the Holder.

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(g)           The Company shall promptly notify the Holders of any facts known to an Officer of the Company that would cause a payment of any Obligations with respect to the Notes or of any Claim to violate this Section 7, but failure to give such notice shall not affect the subordination of the Notes and all Claims of the Senior Debt as provided in Section 7.

(h)           After all Senior Debt is paid in full in cash and until the Notes are paid in full in cash, Holders of Notes shall be subrogated (equally and ratably with all other Indebtedness that is pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt.  A distribution made under this Section 7 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders of Notes, a payment by the Company on the Notes.

(i)            This Section 7 defines the relative rights of Holders of the Notes and holders of Senior Debt.  Nothing in this Note shall:

(i)            impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest, including Default Interest, if any, on the Notes in accordance with their terms;

(ii)           affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(iii)          prevent any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

(j)            Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representatives.  Upon any payment or distribution of assets of the Company referred to in this Section 7, the Holders of Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7.

8.             Certain Covenants.  The Company covenants and agrees with the Holders that:

(a)           The Company will not declare, pay or make any dividends or distributions on or in respect of, to the extent lawful and then permitted by OCC and Federal Reserve rules then applicable to subordinated capital notes includible within Tier 2 capital, and will not authorize or call, redeem, repurchase or retire, any Company securities or indebtedness ranking pari passu or junior to the Notes, including any Company junior subordinated debt, capital stock and equity securities, at any time when an Event of Default exists and is continuing hereunder or under the Note Purchase/Loan Agreement or where such action would result in such an Event of Default hereunder or under the Note Purchase/Loan Agreement.

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(b)           The Company may, without the prior written consent of the Holders, enter into agreements with respect to and consummate any mergers, consolidations, sales, leases or transfers of all or substantially all its business or assets, or any spin-off, split-off or restructuring, provided that, if the Company is not the surviving entity in the transaction, the successor entity is a corporation or other entity that is a commercial bank under the laws of the United States or any state thereof or the District of Columbia, and which expressly assumes by supplemental written instrument the due and punctual payment of the principal and interest and other additional amounts on this Note, and the due and punctual performance and observance of all the covenants and conditions contained herein and in each of the Company’s indentures, indebtedness and loan agreements; and provided further, that immediately after giving effect to the transaction, there is no event of default under the other indentures, indebtedness and loan agreements of the Company or an Event of Default hereunder and no event, which, after notice or the lapse of time or both, would become an event of default under the other indentures, indebtedness and loan agreements, or an Event of Default hereunder.  Notwithstanding any other provisions of this Note, including specifically those set forth in the sections related to subordination, events of default and covenants of the Company, it is expressly understood and agreed that the OCC or any receiver or conservator of the Company appointed by the OCC shall have the right in the performance of its legal duties, and as part of liquidation designed to protect or further the continued existence of the Company or the rights of any parties or agencies with an interest in, or claim against, the Company or its assets, to transfer or direct the transfer of the obligations of this Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on the Note and the due and punctual performance of all covenants and conditions hereunder; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Note, and shall serve to return the Holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holder, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

(c)           The Company will do all things necessary to preserve and keep in full force and effect its legal existence, and all material rights and franchises in full force and effect to the extent that a failure to do so would reasonably be expected to have a Material Adverse Effect (as defined in the Note Purchase/Loan Agreement) and to maintain its properties in good condition.

(d)           Except as would not be disadvantageous to the Holders of the Notes, the Company will pay or discharge or cause to be paid and discharged before they become delinquent, all taxes, assessments and governmental charges levied upon it or any of its Subsidiaries upon the income, profits or property of any of them; provided that the Company will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount applicability or validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the books and records of the Company or its Subsidiaries.

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9.             Defaults and Remedies.  Events of Default include: (i) default which continues for 15 days in the payment when due of interest on the Notes; (ii) default in payment which continues for 15 days when due of the principal of or premium, if any, on the Notes; (iii) nonpayment of borrowed money or failure to satisfy a final judgment if either the nonpayment of borrowed money from a third-party lender or the failure to satisfy a final judgment rendered is in excess of five (5) percent of the Company’s capital or $250,000, whichever is greater; (iv) failure by the Company for 30 days after receipt of notice from Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements or obligations in the Notes or the related Note Purchase/Loan Agreement with respect to the Notes; (v) admission by the Company in writing of its inability to pay its debts or the filing of a petition under applicable insolvency or reorganization statutes or the Federal Deposit Insurance Act; and (vi) consent to or appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debts, or marshaling of assets with respect to the Company. Notwithstanding anything to the contrary herein, the Holders may not accelerate the maturity of the Notes upon any Event of Default except in the case of an Event of Default arising as the result of the bankruptcy, insolvency, receivership, conservatorship or similar reorganization of the Company.

10.          Miscellaneous.

(a)           The transfer of Notes may be registered and Notes may be exchanged on the Company’s books and records.  The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and may require a Holder to pay any transfer taxes and fees required by law.

(b)           All parties now or hereafter liable with respect to this Note, whether the Company, any guarantor, endorser, any Successor or any other Person, hereby waive diligence, presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest, or any other notice of any kind with respect thereto.  No delay or omission on the part of the Holder in the exercise of any right or remedy hereunder or under the related Note Purchase/Loan Agreement, or at law or in equity, shall constitute a waiver thereof in that or any subsequent instance, and no single or partial exercise by the Holder of any right or remedy hereunder, under the related Note Purchase/Loan Agreement, or at law or in equity, shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

(c)           Time is of the essence for all purposes of this Note.

(d)           This Note is ineligible as collateral for any loan or extension of credit by the Company or its Subsidiaries.  Any Holder that is a depository institution waives all rights of setoff it may have against the Company under this Note.

(e)           The Company shall pay (i) all out-of-pocket expenses of the Holder, including, without limitation, reasonable fees and charges of counsel actually incurred for the Holder in connection with the preparation, administration and/or enforcement of this Note, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if a Default occurs, all out-of-pocket expenses actually incurred by the Holder, including, without limitation, reasonable fees and charges of counsel actually incurred in connection with such Default and the collection and other enforcement proceedings resulting therefrom.

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(f)            Any notice or communication by the Company or the Holders to be effective shall be in writing and shall be delivered by hand or reliable overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Company:	South Carolina Bank and Trust, National Association 520 Gervais Street Columbia, South Carolina 29201

To the Holder or Calculation Agent:	SunTrust Bank 303 Peachtree Street, 3rd Floor Atlanta, Georgia 30308

Notices sent by hand or reliable overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Holder shall not be effective until actually received by the Holder at its address specified in this Section 10(f).  With respect to any communications delivered or furnished by electronic communication under Section 10(f), (i) such communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such communications are not sent during the normal business hours of the recipient, such communications shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii)  communications posted to an internet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such communication is available and identifying the website address therefor.

Any agreement of the Holder herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company.  The Holder shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Holder shall not have any liability to the Company or other Person on account of any action taken or not taken by the Holder in reliance upon such telephonic or facsimile notice.

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(g)           This Note may not be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, note, loan or debt agreement may not be used to interpret this Note.

(h)           All agreements of the Company in this Note shall bind its successors.

(i)            In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Each covenant or obligation set forth herein shall be independent of the others and any waiver or consent to departure with respect to one covenant shall not be deemed or construed to be a waiver or consent to departure with respect to any other covenant.

(j)            The Headings and Sections of this Note have been provided for convenience of reference only, are not to be considered a part of this Note and shall in no way modify or restrict any of the terms or provisions hereof.

(k)           Nothing in this Note, express or implied, shall give to any Person, other than the Holders, any benefit or any legal or equitable right, remedy or claim under this Note.

(l)            Certain defined terms used herein shall have the meanings and interpretations provided in Exhibit 1 hereto and incorporated herein by this reference.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(m)          This Note is the Note referred to in the Note Purchase/Loan Agreement, and is entitled to the benefits of such Note Purchase/Loan Agreement.

(n)           THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(o)           This Note constitutes subordinated debt which qualifies as Tier 2 capital under OCC Regs., Part 3.

[Signature Page Follows]

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IN WITNESS WHEREOF, the party hereto has caused this Note to be duly executed under seal.

SOUTH CAROLINA BANK AND TRUST, NATIONAL ASSOCIATION

By	/s/ John C. Pollok
	Name:	John C. Pollok
	Title:	Chief Financial Officer

[SEAL]

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ASSIGNMENT FORM

To assign this Note, fill in the form below(1):

(I) or (we) assign and transfer this Note to

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                     to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee(2):

(1) Subject to restriction on transfer.  See Section 5 of the Note.

(2) Participant in a recognized Signature Guarantee Medallion Program.

EXHIBIT 1

Certain Defined Terms and Interpretative Provisions

Defined Terms

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.  For purposes of this definition, the terms “affiliated,” “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar or any successor thereto.

“Bankruptcy Law” means Title 11, U.S. Code or any other applicable federal or state bankruptcy, insolvency or similar law for the relief of debtors, and any federal or state law pertaining to the appointment of a receiver, conservator, liquidator, assignee, custodian, trustee or similar official.

“Base Rate” means the higher of (i) the per annum rate which SunTrust publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). SunTrust’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  SunTrust may make commercial loans or other loans at rates of interest at, above or below SunTrust’s prime lending rate.  Each change in SunTrust’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “ person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the board of directors (or other body having similar management functions) or any committee thereof duly authorized to act on behalf of such board.  Except as expressly forth herein, any reference to the Board of Directors shall be a reference to the Board of Directors of the Company.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of

Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Paying Agent or Trustee (if any).

“Business Day” means any day other than a Legal Holiday, and further, with respect to Notes that bear interest based on LIBOR, any day in which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a “LIBOR Business Day”).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(i)            in the case of a corporation, corporate stock;

(ii)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Claim” means any claim arising from rescission of the purchase or sale of the Notes, for damages arising from the purchase or sale of the Notes or for reimbursement or contribution on account of such a claim.

“Closing Date” means the date of this Note.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency spot or futures or options agreements or other similar agreement to which such Person is a party or beneficiary.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC as the Depositary with respect to the Notes, until a successor shall have been duly appointed and qualified to become such and, thereafter, “Depositary” shall mean or include such successor.

“DTC” means The Depository Trust Company, New York, New York.

“Event of Default” has the meaning provided in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations of the SEC promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“FDI Act” means the Federal Deposit Insurance Act and any successor thereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or its delegee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, self-regulatory authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the OCC, the Federal Reserve, the FDIC and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (including any trust company subsidiaries whether or not they take deposits), or any court, administrative agency, arbitral authority, self-regulatory authority or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority.

“Guarantee” means a guarantee or other assurance of Indebtedness of another Person, whether as an obligor, guarantor or otherwise, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, and in any manner including, by way of a pledge of assets or other security or collateral or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Currency Agreements and Interest Rate Agreements.

“Holder,” “Noteholder” and “Holder of Note” mean a Person in whose name a Note is registered. The initial Holder of the Note shall be SunTrust.

“incur” shall mean, with respect to any Indebtedness or other Obligation, to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or other Obligation.

“Indebtedness” means, with respect to any specified Person, any Obligations of such Person in respect of:

(i)            borrowed money;

(ii)           debt securities, bonds, notes, debentures or similar instruments, letters of credit, securities purchase facilities and reimbursement agreements in respect thereof;

(iii)          banker’s acceptances;

(iv)          Capital Lease Obligations;

(v)           the deferred and unpaid balance of the purchase price of any property, all obligations of that Person under any conditional sale or title retention agreement, except any such balance that constitutes an accrued expense or trade payable; or

(vi)          any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.  The incurrence of Indebtedness Guaranteed by the specified Person shall, for purposes of this Note, be the incurrence of Indebtedness by such specified Person.

The amount of any Indebtedness outstanding as of any date shall be:

(i)            the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(ii)           the principal amount thereof, together with any accrued but unpaid interest thereon, in the case of any other Indebtedness, and premium, if any; and

(iii)          the amount of Indebtedness of such specified Person arising by reason of a Guarantee of Indebtedness.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate futures or option contracts, or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Issue Date,” with respect to any Notes, means the date on which such Notes are originally issued.

“Junior Subordinated Debt” means the Company’s Trust Preferred Securities and the related Guarantees and Junior Subordinated Debentures, any Indebtedness that is subordinate to or on a parity with any of the foregoing Indebtedness, and any Indebtedness that is by its terms subordinate to the Indebtedness incurred under this Note.

“Law” means any law, rule, regulation or published interpretation by any Governmental Authority, or order, guideline, directive, or request made by a Governmental Authority to SunTrust or to any SunTrust or parent company.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Atlanta, Georgia are authorized or obligated by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Note Purchase/Loan Agreement” means each of (i) the Note Agreement, dated as of September 19, 2008, by and between the Company and SunTrust, and (ii) any other similar agreement relating to Additional Notes, as each may be amended, modified, or supplemented from time to time.

“Obligations” means any obligation, direct or indirect, contingent or non-contingent, matured or unmatured, to pay principal, interest, penalties, fees, indemnifications, reimbursements, damages, accounts payable and other liabilities of any kind whatsoever, including any guarantee by the Company for the repayment of Indebtedness, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

“OCC” means the Office of the Comptroller of the Currency and any successor thereto.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer, Chief Risk Officer, any Vice President whose principal duties relate to financial matters, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” means a certificate signed on behalf of a Person by the principal executive officer, the principal financial officer or the principal accounting officer of such Person.

“Payment Blockage Notice” has the meaning ascribed in Section 7 of this Note.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Indebtedness; provided, however, that if, and for so long as, any Indebtedness lacks such a representative, then the Representative for such Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Indebtedness in respect of any Indebtedness.

“SEC” means the United States Securities and Exchange Commission (or any successor federal regulatory body having similar jurisdiction).

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means

(i)            any of the Company’s Indebtedness that, by its terms, is not subordinated or pari passu in right of payment to the Notes,

(ii)           any of the Company’s Indebtedness or other Obligations with respect to Hedging Obligations and commodity contracts, and

(iii)          any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar Obligations in respect of Obligations of others of a type described in clauses (i), (ii), and (iii), whether or not such Obligation is classified as a liability on the balance sheet prepared in accordance with GAAP.

in each case whether outstanding on the date of execution of this Note or thereafter incurred, other than Subordinated Debt and Junior Subordinated Debt, including the Company’s Trust Preferred Securities Guarantees and the related Junior Subordinated Debentures.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Closing Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means any Debt of the Company (whether outstanding on the Closing Date or thereafter incurred) that is subordinate or junior in right of payment to all Senior Debt pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person:

(i)            any corporation, association or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)           any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Trustee” means the party, if any, named as such, to hold payments on the Notes during the continuance of a Default.

“Trust Preferred Securities Guarantees” shall mean the guarantees issued by the Company in connection with any trust preferred securities issued by an Affiliate to purchase Junior Subordinated Debt issued by the Company and any Guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock that is by its terms subordinated to or on a parity with the Junior Subordinated Debt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Interpretative Provisions

Unless the context otherwise requires, for purposes of this Note:

(i)            a term has the meaning assigned to it;

(ii)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)          “or” is not exclusive;

(iv)          words in the singular include the plural, and in the plural include the singular and any reference to gender includes all genders;

(v)           provisions apply to successive events and transactions;

(vi)          references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(vii)         the terms “include,” “included,” and “including,” and words of similar meaning, shall be deemed to be without limitation, whether by enumeration or otherwise;

(viii)        in computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”;

(ix)           unless otherwise specified (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(x)            any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; and

(xi)           the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Note as a whole and not to any particular provision hereof.